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Important Information About the Proposed Business Combination and Where To Find It

In connection with the proposed business combination described herein (the “Business Combination”), Mountain Crest Acquisition Corp. (“MCAC”) filed its definitive proxy statement filed on January 21, 2021 and the proxy supplement filed on February 2, 2021, with the Securities and Exchange Commission (the “SEC”), and intends to file additional relevant materials when available. INVESTORS AND STOCKHOLDERS OF MCAC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT MCAC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCAC, PEI (AS DEFINED BELOW) AND THE TRANSACTION. The definitive proxy statement, proxy supplement and other relevant materials in connection with the Business Combination (when they become available), and any other documents filed by MCAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by visiting the investor relations section of www.mcacquisition.com.

Participants in the Solicitation

MCAC and its directors and executive officers may be deemed participants in the solicitation of proxies from MCAC’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in MCAC, and additional information regarding the interests of such participants are included in the definitive proxy statement for the proposed Business Combination and is available at www.sec.gov. Information about MCAC’s directors and executive officers and their ownership of MCAC common stock is set forth in MCAC’s prospectus, dated June 4, 2020, and in the definitive proxy statement, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation is included in the definitive proxy statement pertaining to the proposed Business Combination. These documents can be obtained free of charge from the sources indicated above.

Playboy Enterprises, Inc. (“PEI”) and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of MCAC in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination is included in the definitive proxy statement for the proposed Business Combination.

Forward-Looking Statements

The foregoing script contain certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in script regarding the proposed transactions contemplated by the agreement and plan of merger, dated as of September 30, 2020, by and among MCAC, PEI, MCAC Merger Sub Inc. and Suying Liu (as it may be amended and/or restated from time to time, the “Merger Agreement”), including the benefits of the Business Combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Business Combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on MCAC’s and PEI’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against MCAC and PEI following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of MCAC and PEI, certain regulatory approvals, or satisfy other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 pandemic on PEI’s business and/or the ability of the parties to complete the proposed Business Combination; (6) the inability to obtain or maintain the listing of MCAC’s shares of Common Stock on Nasdaq following the proposed Business Combination; (7) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (8) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of PEI to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that MCAC or PEI may be adversely affected by other economic, business, and/or competitive factors; (12) risks relating to the uncertainty of the projected financial information with respect to PEI; (13) risks related to the organic and inorganic growth of PEI’s business and the timing of expected business milestones; (14) the amount of redemption requests made by MCAC’s stockholders; and (15) other risks and uncertainties indicated from time to time in the final prospectus of MCAC for its initial public offering dated June 4, 2020 filed with the SEC and the proxy statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and in MCAC’s other filings with the SEC. MCAC cautions that the foregoing list of factors is not exclusive. MCAC and PEI caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MCAC and PEI do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its their expectations or any change in events, conditions, or circumstances on which any such statement is based.

Transcript

Playboy-MCAC SPACInsider-ICR Webinar

January 29, 2021

Nick Clayton: Good afternoon and welcome to SPAC insiders live webinar to discuss the business combination of Mountain Crest Acquisition Corp and Playboy.

Nick Clayton: In a few moments, the management teams at both Mountain Crest and Playboy will give a brief presentation, which will be followed by a Q and A.

Nick Clayton: You can submit questions at any time by clicking the Q and A button at the bottom of your screen and with that I will now introduce Dr. Suying Liu CEO of Mountain Crest Acquisition Corp., Suying.

Suying Liu: Thank you, and welcome everyone and Mountain Crest, a key message, the objective of ours was to bring to the public markets, a brand was global market opportunities.

Suying Liu: And we are doing just that with Playboy one of the world's most iconic brands, which will believe was this expert team and committed capital confer that are not a highly relevant commerce driven company with opportunities in several key pillars, which will be discussed today.

Suying Liu: We have about $58 million in the Mountain Crest trust account, and we have raised 50 million in committed pipe investments.

Suying Liu: Upon closing the combined company will have anticipated enterprise value of approximately 413 million and have over 100 million of unrestricted cash on the balance sheet.

Suying Liu: I'll now turn the call over to the Playboy CEO Ben Kohn, who will go through Playboy's recent evolution its unique positioning as a global consumer lifestyle platform and his strategy for future growth and.

Ben Kohn: Great thanks Suying, good morning everyone or good afternoon before we get started, I just want to give an update on where we are in our process of merging with Mountain Crest Acquisition Corp or MCAC.

Ben Kohn: On February 9 we will be having our shareholder vote and should we be successful we plan on emerging as a public company trading under the ticker PLBY shortly thereafter.

Ben Kohn: Just a little bit on the capital structure before we get started, and then I want to talk about my background and why Playboy is so exciting.

Ben Kohn: Our capital structure, if we're successful in retaining the money in trust, we expect to have approximately 37 million shares outstanding.

Ben Kohn: As Suying said, over 100 million dollars of unrestricted cash on our balance sheet to accelerate our growth both organically and inorganically and approximately $40 million of net debt or one times 2021 adjusted EBITDA.

Ben Kohn: Really quickly on my background I’ve spent the past 25 years in private equity, first at a firm in New York, called the Angelo Gordon.

Ben Kohn: And then in 2004 I left and started a firm with two partners called Rizvi Traverse. At Rizvi, we did two things we invested in some of the biggest tech companies, we took large pre IPO stakes.

Ben Kohn: In Twitter, we were the largest investor when it went public we invested in Facebook, Snapchat, Square, SpaceX, Instacart, Uber, etc.

Ben Kohn: We also bought some of the most iconic entertainment assets, ICM one of the largest talent agencies and some of the entertainment the film studio behind the twilight franchise.

Ben Kohn: Playboy was actually a company, I had taken private in 2011 and partnered with Hugh Hefner but did not step into the full time role as CEO until 2017. Playboy is such a unique asset.

Ben Kohn: You can't imagine the scale and the infrastructure that we have on a global basis.

Ben Kohn: And my vision, when I took over a CEO was to actually continue what I had done in private equity, but to do it in a public company holding company format.

Ben Kohn: And so, in 2017 my goal was to turn around the brand really revitalize what was one of the largest brands in the world.

Ben Kohn: With the potential to reemerge as a public company, giving us the most flexible capital structure to explore inorganic growth.

Ben Kohn: we've seen unbelievable growth over the last three years in the business our top line numbers do not tell the full story.

Ben Kohn: Our future business really consumer products has continued to grow, every year, while we have round down our legacy media businesses.

Ben Kohn: We no longer produce a domestic magazine and over the last three years we've been really winding down what is has traditionally been the legacy business.

Ben Kohn: Just a little bit on Playboy and why I think it's the perfect franchise asset to build the rest of the company on and that's really our signal with emerging as PLBY Group.

Ben Kohn: .Playboy’s huge consumers spend today in excess of $3 billion buying our products in over 180 countries we're well on our path to 100 million dollars of organic EBITDA by 2025.

Ben Kohn: Actually, in 2020 even in the face of COVID we saw revenue up 75% and adjusted EBITDA up over 112% were organized around four key categories sexual wellness.

Ben Kohn: Style and Apparel, beauty and grooming, and gaming and lifestyle these categories are huge they're multinational and they're growing everywhere in the world.

Ben Kohn: We will have 100 million dollars to accelerate our growth both organically and inorganically going forward the last three years, the company has been completely cash strapped and so all of the growth.

Ben Kohn: That we have achieved as a management team has been done with no cash and I will tell you that my management team is very excited to make very smart capital bets moving forward.

Ben Kohn: We have very little CAPEX as a company, and so, when you look at our EBITDA to free cash flow conversion it's very high.

Ben Kohn: Next year, or this year we're projecting less than a million dollars of CAPEX and we have over 180 million dollars in annuals to not only shelter our organic growth but also our inorganic growth.

Ben Kohn: Really quickly going back to those 37 million shares that will be outstanding pro forma for the deal.

Ben Kohn: Existing Playboy shareholders and management which owns a significant portion of it will own approximately 66% of the company on a pro forma basis, and we’ve all signed 12 month lockups.

Ben Kohn: Mountain Crest is truly unique, we did not look at this transaction as a sale transaction, but a capital raise transaction really to accelerate that growth I’m talking about.

Ben Kohn: Mountain Crest has no warrants outstanding it only has a 10th of a right per share.

Ben Kohn: And those rights automatically convert into common stock and so, something that was extremely important to myself as a large holder.

Ben Kohn: As well as our existing shareholders was taking as little dilution as possible but giving us the capital to really take advantage of the opportunity in front of us.

Ben Kohn: Playboy, as I said, is so unique in that the number of products, this brand plays on and has played on through its 67 year history really gives us unlimited growth potential moving forward.

Ben Kohn: Really quickly to recap our financials last year, we are projecting $137 million in revenue and $28 million in EBITDA.

Ben Kohn: And, as we said when we released our third quarter numbers, we expected to meet or beat that number as the fourth quarter is traditionally our strongest quarter.

Ben Kohn: And then, this year we're reaffirming our guidance of $167 million of revenue and approximately $40 million of EBITDA.

Ben Kohn: And we believe, as a team, we are well on our way organically to our 2025 projections of 296 million of revenue and 104 million of EBITDA We also believe that we can accelerate our path to that both organically, as well as inorganically moving forward.

Ben Kohn: Just really quickly summarizing some of the key stats we have over a million active digital.

Ben Kohn: customers in the United States we’re one of the top 20 license brands in the world, actually number 17 Disney is number one.

Ben Kohn: We sell product in over 180 countries we pretty much have 100% unaided awareness around the world.

Ben Kohn: In China, we are one of the leading men's apparel brands, we have over 2500 brick and mortar stores and over 1000 E commerce stores and consumers spend in excess of a billion dollars U.S. in China buying our products.

Ben Kohn: And what really is truly unique is that global audience that we have in that awareness and that gives us the ability to sell products on the direct to consumer basis and a much reduced customer acquisition costs because of that large organic audience, we have.

Ben Kohn: Again we're organized into four multi National High highly growth categories sexual wellness, style and apparel, gaming and lifestyle.

Ben Kohn: and beauty and grooming our revenue breaks down across those four categories in the following way sexual wellness, and these are 2020 numbers.

Ben Kohn: Sexual wellness accounted for approximately $55 million of our revenue style apparel 74 gaming lifestyle three and a half and beauty and grooming 2.9.

Ben Kohn: Really quickly, and I think it's important to know how we monetize in each of these four categories, we monetize across two primary ways on the direct to consumer basis and on a royalty or licensing basis.

Ben Kohn: In the sexual wellness category, most of our revenue today is direct to consumer and owned and operated.

Ben Kohn: In style and apparel most of our revenue today is licensed and that is a business that is largely international, although we have a very vibrant and growing domestic business in the style of apparel business.

Ben Kohn: gaming and lifestyle is again largely a licensed business and will continue to be a licensed business moving forward.

Ben Kohn: Because it doesn't make sense for us as a brand or single brand to be licensed in all of the jurisdictions that are required, the one caveat to that is in social gaming.

Ben Kohn: and being able to create virtual worlds like on the unreal platform, which is something we're exploring is either a joint venture or an owned and operated platform.

Ben Kohn: And then the last is beauty and grooming, this is a category today that is licensed but it's something that we are planning on operating ourselves moving forward.

Ben Kohn: The revenue breaks down across these two primary ways at $68 million last year in direct sales or subscription business.

Ben Kohn: We achieved an AOV in the sexual wellness commerce business of over $72 in the first half of 2020 and then on the royalty based revenue, it was approximately $67 million.

Ben Kohn: The royalty based revenues what gives us really unbelievable visibility moving forward in our business and emerging as a public company think about this as a quasi SAAS business, we have over 400 million.

Ben Kohn: of forward booked minimum guarantee cash flow now there's a difference between the minimum guarantees that we receive on our contracts and what we actually recognize in revenue, which is the $67 million and I’ll talk more about that in a second.

Ben Kohn: And then third party retail sales is a small part of our business, but something that we will look at growing in the future.

Ben Kohn: Just recapping our direct to consumer business or direct sales and sub business, for the first nine months of 2020 we saw revenue accelerate from 5.4 million in 19 to over 46 million for the first nine months.

Ben Kohn: Our minimum guarantee or licensing business is backed by $400 million, a minimum guarantee contracted cash flow, this is highly visible, a lot of this revenue comes in six months in advance.

Ben Kohn: of actually the period in which we recognize revenue.

Ben Kohn: A couple things on this most of our contracts have a minimum guarantee against our percentage of revenue.

Ben Kohn: What you're seeing on this slide is only the minimum guaranteed portion you're not seeing actual the overages or the deals in which we have no minimum guarantees.

Ben Kohn: But get a much higher percentage of revenue that's really the delta between these numbers and the $67 million that you saw two slides earlier.

Ben Kohn: The other thing to note on this analysis is when this analysis was prepared when we went to raise the PIPE in early fall.

Ben Kohn: This assumed that if a deal expired after we prepared this analysis, we took it to zero moving forward so there's no renewals in this analysis.

Ben Kohn: Even though our historical renewal rate is in excess of 95%, and so what you should see moving forward, is these numbers will continue to grow.

Ben Kohn: Moving forward as licensing is a key part of our revenue stream moving forward and something that we anticipate can double moving forward, or more than double moving forward, but it's not our business model by itself.

Ben Kohn: our revenue breaks down on a geographic basis, approximately 52% in North America and 40% in a pack, and I want to talk a little bit about the direct to consumer business and the licensing business on a geographic basis.

Ben Kohn: Most of our business in North America is direct to consumer and most of our business, almost all of our business in the APAC region is on the licensing business.

Ben Kohn: In North America, there are many opportunities to continue to expand the licensing business, specifically in gaming.

Ben Kohn: But from a consumer product perspective around sexual wellness and around style and apparel perils largely our streetwear business that has seen unbelievable growth.

Ben Kohn: Over the last three years, our partnerships with PACSUN Misguided Supreme to name a few the PACSUN on the misguided businesses have increased almost 15 X over the last two years.

Ben Kohn: And with our launch of Playboy Labs last year, and our partnerships with Steve Aoki and others were seeing an unbelievable acceptance by the consumer for Playboy Streetwear.

Ben Kohn: That business we anticipate will continue to accelerate moving forward on a D2C basis, as we have really transitioned our business.

Ben Kohn: Over the last few years from a pure licensing business and media to that of a consumer product business where we want to own that relationship with the consumer.

Ben Kohn: We believe, if we are successful in that which we have seen early signs of that we can continue to expand that D2C business in other parts of the world and the next region would probably be APAC.

Ben Kohn: We also recently launched a deal in India, we spent a lot of 2019 developing India as a market, the brand is Love there we have pretty much 100% awareness and we believe India going forward from a macro perspective could be an unbelievable growth driver for the business.

Ben Kohn: Just recapping our recent results, again, and these numbers are through September of 2020.

Ben Kohn: Revenue increased from approximately 57 million to 101 million EBITDA more than doubling from 9.5 to 22 million and again the fourth quarter is our strongest quarter.

Ben Kohn: Our growth strategy moving forward to the hundred million dollars of EBITDA is across all four categories, the sexual wellness category, which we believe is right down the middle of the fairway for us using a golfing analogy.

Ben Kohn: is growing everywhere in the world it's a 240 billion dollar category today on a global basis projected to increase the 400 billion by 2024.

Ben Kohn: style and apparel a $50 million of growth, moving forward, we believe this will be split between our direct to consumer business.

Ben Kohn: In the United States and other parts of the world, as well as increasing our licensing business where we already have deals in hand.

Ben Kohn: Such as a new recent kids deal that we signed in China for kids apparel for over a million dollars a year moving forward in revenue.

Ben Kohn: tons of room in our gaming and lifestyle business moving forward, we believe we have unlocked rights that had been previously encumbered.

Ben Kohn: And we have a ton of growth there and then beauty and grooming, whether or not you agree with it, we have been an arbitrator of beauty, for the past 67 years.

Ben Kohn: And we believe there's a ton of growth in fact in China men's grooming, is one of the leading and fastest growing categories we're not into it today, but we plan on entering it moving forward.

Ben Kohn: Just a little bit about sexual wellness again 240 billion dollar industry today.

Ben Kohn: projected to grow to 400 billion by 2024 this is anything from lingerie to bedroom accessories, it is a category that has become mainstream today everywhere in the world, whether you're in China and the United States.

Ben Kohn: This is Gwyneth Paltrow going on the Ellen show and talking about her favorite vibrator this is CVS and Walmart entering these categories, with more and more shelf space it's something that we believe we can own a significant percentage of.

Ben Kohn: And I just want to briefly talk about M&A and my core skill set that we see unbelievable opportunities moving forward, and we have a very robust pipeline.

Ben Kohn: to buy businesses, specifically in the sexual wellness space again when we think about Playboy and that global infrastructure and what attracted me to take over the CEO role and really build this.

Ben Kohn: Was the ability to bolt on or to add on businesses brands and new products to that Playboy infrastructure on a global basis, so we could buy a brand domestically that would make sense to the consumer.

Ben Kohn: But they wouldn't really have the capability of expanding internationally.

Ben Kohn: That product to us could make sense to the consumer, internationally with the Playboy brand on it and because of that infrastructure we have in Asia and other parts of the world.

Ben Kohn: We’re able to realize real synergies by buying those brands, we also have 180 million dollars of NOLs, as I mentioned before, to shelter either organic income or inorganic income and so when we look to that 2025 projection.

Ben Kohn: That we talked about 100 million dollars in EBITDA we believe we can accelerate our path to that hundred million dollars much quicker through an inorganic strategy.

Ben Kohn: Just really quickly summarizing some of the products, so you get a feel for this company today it's really a consumer product company at the end of the day.

Ben Kohn: These are a few of our sexual wellness products that are in the market today our condoms our intimacy wipes our recent launch of our CBD owned and operated business that we launched in the fourth quarter of 2020.

Ben Kohn: A few of the collaborations; again I talked about the PACSUN Misguided businesses increasing almost 15 X over the last two years.

Ben Kohn: On T-mobile, Alibaba, JD in China. We're actually Supreme longest standing collab partner, Urban Outfitters, and we’re very excited by Playboy Labs, which is something that we launched last year.

Ben Kohn: really going after the streetwear, as a drop culture business a few of our gaming properties, we have a social club or poker room opening in Houston this year we have partnerships with micro gaming.

Ben Kohn: As well as scientific games, we have a casino in London.

Ben Kohn: That casino in London is in partnership with Caesars that was shut down for a large portion of last year because of COVID we also saw an impact to our micro gaming business last year, but through the third.

Ben Kohn: The three quarters of last year, we were actually up 19% and still left a lot of money on the table, which we expect to recoup this year.

Ben Kohn: And then, in the bottom right you see a furniture collection that we have launched on Wayfair.

Ben Kohn: Again, this really speaks to the uniqueness of this brand and that the growth potential is unlimited it's not a brand that is just in one category.

Ben Kohn: This brand is a lot of singles and doubles and that's what makes up our revenue I think it's also why we did so well last year.

Ben Kohn: When I look at it, is that we are not dependent upon one revenue stream, we have multiple different revenue streams and so given that and our geographic diversity of our revenue, we were able to really whether the COVID storm.

Ben Kohn: Again, there is an impact to the business but we expect that we will recoup that moving forward.

Ben Kohn: And then, lastly, inner beauty and grooming portfolio, I believe this is an area that we can really grow and we can exceed the numbers that we're projecting even though we're not forecasting that today.

Ben Kohn: Just really quickly, also the company has a rich 67 year history fighting for personal freedoms, freedom of expression, freedom of sexuality.

Ben Kohn: We continue to do that today, some of the causes that we have supported over the last year, include the ACLU the Trevor project BLM and the last prisoner project.

Ben Kohn: And then just recapping before we open it to questions again, this is one of the largest brands in the world, the potential here is really unlimited we can be in the sexual wellness category, we can do.

Ben Kohn: products and ED sex toys lingerie etc, we can have products in style and apparel it's what truly attracted me to this brand was the absolute global scale of it and the ability, because of the capital.

Ben Kohn: structure that I’ve inherited and with this capital moving forward to truly accelerate that growth we have 400 million of forward book highly visible contracted minimum guarantees we have 180 million dollars amount of NOLs.

Ben Kohn: And we have a management team and the shareholder base that is commonly aligned again insiders existing investors will own 66% of the company.

Ben Kohn: On a fully diluted basis, assuming that we are successful in the shareholder vote and keeping the money in trust and the existing investors and management have signed a one year lockup.

Ben Kohn: And with that Nick would love to open it up to questions.

Nick Clayton: Great Thank you very much for the presentation I’d like to remind everyone that you can submit questions to the Q and A by clicking the Q and A button at the bottom of your zoom screen there I am Nicholas Clayton I’m a writer and analyst at SPACInsider that will be.

Nick Clayton: manning the questions and engaging with all of you, and actually our first question that did come in touch upon what you were talking about towards the end of your presentation there in terms of the various new opportunities in gaming.

Nick Clayton: someone asks do you have plans for a VR casino game, put on a headset and play real money casino games with friends or with potentially with celebrities from Twitter only fans and is there any potential for Playboy branded joints with either CBD or THC or some combination in the future.

Ben Kohn: Right so multiple questions here, let me talk about the gaming sector first so.

Ben Kohn: One of the things it's a little bit misleading about historical numbers, when you look at it is the actual future business.

Ben Kohn: tied to consumer products has actually been growing into the double digit rate, while we've been shutting down the legacy media businesses, at the same time, so the client in Playboy TV the magazine, etc, which are behind us today.

Ben Kohn: We, at the same time we've actually also probably terminated as many, if not more deals.

Ben Kohn: than we've signed moving forward and that was to really create a ton of white space so rights had previously been encumbered that we have now taken back to really give us that room to grow and achieve the organic numbers that we're projecting.

Ben Kohn: And so gaming is a perfect example we have real money gaming today with micro gaming overseas, but we have the ability, domestically and in other parts of the world.

Ben Kohn: To re license those categories and also on the VR or the virtual worlds, when you think about the unreal platform you think about what Travis Scott did.

Ben Kohn: With Epic this past summer in Fortnite reaching 27 million people doing a live concert we truly believe that.

Ben Kohn: Customers should experience this brand on a global basis, and our ability to do that through a digital format again I’m not promising we're going to do it, but it's something that we're looking at.

Ben Kohn: Being able to do that through a virtual world is something that's extremely interesting to us where you can create social games.

Ben Kohn: and other games so again real money gaming is licensed by jurisdiction, we have partnerships today with micro gaming with scientific games, etc, and we are looking to rapidly expand that moving forward.

Ben Kohn: As far as cannabis, we have launched three CBD skews in the fourth quarter of last year, a bath bomb and intimacy gel and an arousal Sprite.

Ben Kohn: We have four more products that are in development that will be launching in 2021 We also believe that internationally there's a real opportunity to expand our CBD portfolio and geography.

Ben Kohn: And then on the THC side this brand has fought for the legalization of marijuana for the past 40 years domestically, we had actually planned on launching THC products.

Ben Kohn: In 2020 we pull those back because of this SPAC process and obviously worried about November and what was going to happen with the election and would THC be legalized.

Ben Kohn: On a federal basis with baking Law Reform.

Ben Kohn: What I can tell you is to the extent it is legalized on a federal basis and there is baking Law Reform, we plan on launching THC products and moving forward we've done a.

Ben Kohn: ton of consumer research around this and believe there's a real opportunity and that the brand resonates in the THC space with consumers all across the country.

Nick Clayton: Right and we have several questions, already a couple already kind of looking at the company's revenue and revenue growth and trying to strip out the Yandy acquisition and the proceeds from its continued business from the rest of the group, what percentage of Yandy’s.

Nick Clayton: Its revenue is going to make up the total pie, and where do you expect the 23% growth to be coming from the next 12 months.

Ben Kohn: Sure so we don't break out Yandy separately anymore, and this is really the go forward strategy as we continue to buy other companies, and let me give you a reason why.

Ben Kohn: Yandy today is fully integrated into Playboy or the PLBY Group as well future acquisitions that we make sure we be successful in those acquisitions.

Ben Kohn: Yandy today is selling playbook product in fact we've had unbelievable success selling Playboy lingerie through two drops on Yandy.

Ben Kohn: In 2020 and actually in 2021 we've begun that and Playboy is selling Yandy products so again, the way we think about that is having multiple different front ends.

Ben Kohn: That reach different demographics, from a consumer perspective on a D2C basis with one common back end, and so what we were able to buy with Yandy.

Ben Kohn: was a lingerie business that we knew had already resonated with Playboy consumers, and we were able to pick up you know over 2 million emails and multiple hundreds of thousands of customers that we are now monetizing not only through Yandy, but also through Playboy.

Nick Clayton: Great and you touched upon them and some of the product lines that we do have a question about that, which is what kind of products/companies do you look for and.

Nick Clayton: kind of multiples do you anticipate when acquiring those companies, I imagine that varies quite a bit from sector to sector.

Ben Kohn: yeah and then the other thing I think the question was sort of organic growth, I think that I’ll go back in and talk about M&A.

Ben Kohn: Just quickly on the historical organic growth again our licensing business which we continue to.

Ben Kohn: See unbelievable opportunities on a global basis, to continue to expand that you know in India in Brazil and other parts of the world.

Ben Kohn: We think that's going to more than double we have been growing that business and a double digit cater for the past few years, while we were shutting down the business.

Ben Kohn: You know, from an M&A perspective we're looking at a few things we're looking at other distribution capabilities.

Ben Kohn: Both ECOM and, potentially, especially retail that would make sense in really give us the ability not only to introduce our owned and operated products, but also to test.

Ben Kohn: Bringing other customers into that frame one of the things that we have built internally is a data science practice and what we're seeing is the ability.

Ben Kohn: to sell multiple different products to the same customer and so we're able to do that at an enhanced margin, because we haven't we're doing it to reduce CAC so I can take that Yandy customer.

Ben Kohn: and sell them Playboy CBD or other Playboy products, I already own that customer I don't have a new CAC associated with that.

Ben Kohn: So we're looking at brands that makes sense, again we don't we do not believe in our signal really moving to the PLBY group moving forward.

Ben Kohn: Is that Playboy should be on every product, we really think about Playboy as the pleasure lifestyle guide really giving.

Ben Kohn: We talked something we talked about internally.

Ben Kohn: Really, enabling pleasure in your life but it wouldn't make sense to the consumer and that's what's most important for us is what makes sense to the consumer and so we're looking at brands that makes sense, but that we might be able to exploit.

Ben Kohn: Internationally, with the Playboy brand we're looking at distribution capabilities as far as the multiples you know I’ll say I’m cheap by nature I’ve had a very good track record I believe in private equity.

Ben Kohn: And I look to continue that here in the sexual wellness space, specifically, which is really the first area that we are targeting acquisitions in.

Ben Kohn: we’re able to buy businesses somewhere between four and eight times cash flow again, it depends on the type of business.

Ben Kohn: But we believe those are all accretive to our shareholders moving forward and obviously we're buying those businesses so you know me pre synergy, so we believe that all the synergy should accrue to the benefit of our shareholders, not to the sellers.

Nick Clayton: Okay, great and another question is the form a million and contract and royalty license revenues is this 100% margin business or are there any costs that you incur with that.

Ben Kohn: So we believe that brands are living in growing organisms and it's something that we requires constant reinvestment into the brand.

Ben Kohn: Again, the 400 million is just minimum guarantees on existing deals, the time we did the analysis.

Ben Kohn: And so what we're investing in today, again, you know our content business has moved from that of selling subscription products or advertising to that of selling.

Ben Kohn: Consumer Products today, and I think we've effectively done that, but again, you know it's hard to say how do you allocate those costs against it.

Ben Kohn: And so the way we think about those cash flows it's roughly an 80% margin.

Ben Kohn: on a gross margin basis, it does not take into account the cost that we keep at corporate that we spend on constantly revitalizing and reinvigorating the brand.

Ben Kohn: And I think we've seen unbelievable traction really Rachel’s on the phone our chief brand officer, as well as head of strategy, you know what her, she and her team have done.

Ben Kohn: Over the last three years is unbelievable you know we've seen our female audience grows 70% we seen the average age of our.

Ben Kohn: Organic audience drop by over 10 years we're 90% of our audience today is under the age of 40.

Ben Kohn: We look at the, you know, the Kylie Jenner’s, Travis Scott's the Lizzo’s, the Bad Bunny’s, the influencers that we don't pay that have come to work with us, because what this brand represents.

Ben Kohn: All of that leads us to believe there's an unbelievable growth moving forward and so again, you know it's hard to say how do you how do you.

Ben Kohn: You know expense that or how do you allocate that again, the most important thing is that the brand continues to stay extremely strong that increases the ability to drive organic growth moving forward.

Ben Kohn: You know, if you look at the streetwear business, we have gained a whole new customer base.

Ben Kohn: You know, in that 14 to 24 year old today that are wearing a streetwear you look at our Pacsun on the Misguided businesses have increased almost 15X.

Ben Kohn: You look at our co labs with you know Steve Aoki and others that we've launched through Playboy labs again that all speaks to the brand and the strength of the brand it also gives us new IP like Playboy labs that we can exploit internationally through a licensing model.

Nick Clayton: Great and I wanted to throw this to Suying as well just to get sort of a SPAC perspective on this deal on the company as well you know how many different companies did you look at before you know landing on Playboy and what why ultimately was Playboy the choice from your perspective.

Suying Liu: Absolutely, so we look at about 15 companies so fairly good amount of course well we zoom into a few and, within that subset we really realized Playboy’s real value.

Suying Liu: Of course, for various reasons, but the major was of course first off was the brand right, it is one of the most iconic brands in the entire world.

Suying Liu: And then adding on top, that the management has been superb in basically having this.

Suying Liu: Transition narrative from really a print media to a consumer products, business and that has seen tremendous growth over the years.

Suying Liu: And will be on a very almost financial type of growth trajectory into the future, provided we can ask you and also just in terms of geographic is truly global right and given my Chinese background.

Suying Liu: I grew up seeing a lot of Playboy products in China, so that global synergy, we believe, will be able to persist into the future and just further adding to the whole.

Suying Liu: attractiveness and also, we were able to get a pretty good valuation, so I think that will really serve us our shareholders well moving forward.

Nick Clayton: Great and talking about sort of the global presence we did have a question about that as well, what is your strategy to conquer the little presence of the brand in Europe and Latin America.

Ben Kohn: Sure, so we have really cleaned up those territories over the last three years, again I mentioned earlier we've probably terminated.

Ben Kohn: As many, if not more deals that we then we have signed.

Ben Kohn: largely because one of the things that Rachel came in really would love Rachel talk for a few minutes too but Rachel’s background.

Ben Kohn: Is big brands, she was the chief digital officer at National Geographic I actually found her through a podcast.

Ben Kohn: That I listened to with Kara Swisher when they were talking about revitalizing this unbelievable brand and National Geographic she had been at Rovio working on angry birds and then multiple different roles.

Ben Kohn: At Fox, but you know internationally we've cleaned up territories we've cleaned up product categories we've created a ton of white space moving forward to accelerate the growth.

Ben Kohn: You know, Europe is obviously a place or we have a casino we've had multiple products.

Ben Kohn: Again, you know from a business model perspective we're very interested in the direct to consumer business, we believe that licensing is an unbelievable cash flow.

Ben Kohn: gives us a ton of visibility moving forward, but it's also an inefficient model.

Ben Kohn: Moving forward when you think about a D2C environment that COVID has really accelerated.

Ben Kohn: And, specifically when you license your brand out to third parties, and you get Disney's the largest license brand that I’d like to use them as an example when you walk into Disney or to a Disney store.

Ben Kohn: You don't know if you're buying licensed product or owned and operated product it's Disney product, and we think indeed is the environment.

Ben Kohn: If we become the distribution hub for our products.

Ben Kohn: Given that we know we've acquired a customer, they are a fan of Playboy we can sell them multiple different products again doesn't necessarily even have to be Playboy branded, but it could be part of the four categories that we're in and that pleasure lifestyle.

Ben Kohn: that's key and we think we can increase the lifetime value and reduce CAC for that.

Ben Kohn: You know Rachel maybe if you want to speak for two minutes on the strength of the brand you know what you've done, you know largely hiring a female team telling the story from a female point of view, which I think has really resonated with gen Z.

Ben Kohn: and embracing those historical personal freedoms that we fought for.

Rachel Webber: Sure thanks Ben.

Rachel Webber: You know, when I when I joined the company, the first thing that we did was really.

Rachel Webber: look into its DNA to understand how it could resonate and how we can reintroduce it to consumers, today, and this was a couple of years ago.

Rachel Webber: And what I personally was most excited about was really digging in and seeing at its core Playboy is a lifestyle brand you know, the first consumer product that the company made with cufflinks which.

Rachel Webber: We think symbolizes so well you know people wanting to wear this brand on their sleeve it's an identity based brand that helps you express that you're unapologetic about what you believe in and that you are really embracing.

Rachel Webber: Living your life to its fullest you know, there are clubs introduced around this brand in 1960 allowing people to actually step into the world of Playboy.

Rachel Webber: To we really leaned into that the changes that we've focused on making.

Rachel Webber: we're really about expanding our addressable market expanding who that pleasure lifestyle is for you know what was originally created as a men's magazine.

Rachel Webber: saw enormous resonance with a female audience as well, but we weren't necessarily creating the right products and services for women.

Rachel Webber: So what we what we started doing was really focused on working with the biggest content creators on the planet, working with the Kylie Jenners and the Lizzos and the Travis Scotts and bad bunnies.

Rachel Webber: Creating content with them turning that into formats, where people are actually engaging today so taking it out of a print magazine and turning it into things like the Playboy advisor digital series.

Rachel Webber: We created a playhouse which is alive experiential activation that people could step into and experience the brand for themselves and then.

Rachel Webber: Most importantly we're creating products that really resonate with today's consumer doing that, through collaborations has been talked about, we have a long.

Rachel Webber: a really strong history with collaboration in the streetwear space when have Supremes longest running partners.

Rachel Webber: With Misguided Pacsun really appealing to that hype beast consumer as well as creating products that demonstrate to people how they can weave pleasure into their lives, so the recent launch of our new sexual wellness mine that are CBD based products has been described.

Rachel Webber: That we launched alongside a series of classes to help people explore the pleasure gap and the orgasm gap.

Rachel Webber: We had over 3000 signups within a couple of days for those series of classes, so what we've really been focused on is going into the.

Rachel Webber: Core DNA of what Playboy stands for, to create a culture where all people can pursue pleasure and then bringing that to life through the right products and services, the right partnerships, the right creators to make that resonate in people's lives today both here domestically and globally.

Ben Kohn: And I’ll add to that again this year we've grown our female audience over 70% over 40% of our e commerce customers today are women.

Ben Kohn: And so again it speaks to the breath of this brand you know not only the number of product categories that company has played in historically, which I can really you know, in my mind.

Ben Kohn: makes this brand priceless right, you can go spend.

Ben Kohn: billions and billions of dollars trying to recreate what we have on a global basis, and I would challenge you that you couldn't do it, and so we have to execute as a team we're fully aware of that.

Ben Kohn: But that growth potential, you know long term is really unlimited into the type of product categories, we can play in the geographies we can play, given the hundred percent unaided awareness, we have on a global basis.

Nick Clayton: Great and into that point moving forward, one of the questions here is that it looks like the company should be able to eliminate debt through.

Nick Clayton: In 12 to 24 months and, what is your take on capital allocation and whatever you can to acquire brands and companies share buybacks how do those all play in

Ben Kohn: Look, I am motivated by one thing which is enhancing the enterprise value in this making as much money for our investors and I’ve done that, through the 25 years of my career in private equity.

Ben Kohn: You know, as far as capital, I will tell you I hate that as a private equity individual or principal I loved it.

Ben Kohn: But as an operator I hate it and, yes, we really are lucky that we benefit from an unbelievable free cash flow conversion so again.

Ben Kohn: You know, as a company less than million dollars of CAPEX 180 million dollars in tax shelter or NOLs moving forward, and so, when you look at that as an EBITDA conversion.

Ben Kohn: To free cash flow our goal would be to continue to de-lever the company.

Ben Kohn: We will do things that make the most sense we will structure m&a deals that make the most sense and that are most accretive for investors and that's what I’m focused on and so from a capital allocation.

Ben Kohn: You know we're not making huge bets going forward again we've had no capital to run this company, we started every year, historically, with almost $18 million of debt service.

Ben Kohn: And so what I’m really excited about is having we know the growth is there, we know our audience wants more from us and our consumer wants more from us, and when I’m excited to do is just have little a little bit of money.

Ben Kohn: To really accelerate organic growth moving forward, and I am confident that we can do that, and then we obviously have the inorganic side as well, so.

Ben Kohn: Our goal would be to continue to de-lever the company moving forward again I want to take advantage of opportunities when they present themselves I’m very.

Ben Kohn: opportunistic in how I think about things and to the extent we can buy the right companies that make that make sense for our organization and what we're trying to build long term at the right at the right multiples we’ll do that.

Ben Kohn: Though the other big advantage, we have is that licensing business that revenue stream, we know where consumers are spending money against the brand and on what products, and so our ability to leverage that data that we have.

Ben Kohn: To then make smart capital allocations moving forward on new product launches is really a unique competitive advantage we're not trying to launch a product and say will the consumer buy it.

Ben Kohn: We already have a historical 67 years of we know what products consumers buy and where they buy them and then we can look at that empirical data in our licensing business and those sales reports to really make smart bets moving forward as well.

Nick Clayton: Great and one question here is just kind of looking at some of those drivers for both revenue and operating leverage and finding sweet spots, I suppose it seems like the 2020 adjusted EBITDA.

Nick Clayton: expansion came from the increased licensing revenue, but guidance was that there was a business model transition from licensing tone operated.

Nick Clayton: How do you it sounds like you mentioned in the in the presentation that that some of those decisions are taken by a second by second basis, but what is your approach to them.

Ben Kohn: I would think about the business model transition is not as necessarily a transition as much as an expansion.

Ben Kohn: And so again we're not we're not taking licensing deals and terminating them per se, just to run those categories right most we have terminated a ton of deals we've terminated those deals.

Ben Kohn: to clean up markets to clean up product categories, because we didn't feel long term in this digital world those were the right partners moving forward.

Ben Kohn: licensing will continue to grow, as I said earlier, we're anticipating licensing to more than double from where it is today, and we know that we have the runway both on the product basis and the geographic basis to accomplish that.

Ben Kohn: D2C is largely a North American strategy today again the brand we did not license the brand historically we had done JBs and partnerships and pull labs in North America.

Ben Kohn: But we in fact you know, five years ago had terminated, most of our licensing deals in North America, in order to sort of rebrand and reintroduced the brand.

Ben Kohn: And so, this is all future growth again it's more of an expansion than transition.

Ben Kohn: We love licensing as a revenue stream and we plan on growing that as a revenue stream in geographies or product categories that we do not have internal expertise to operate ourselves.

Ben Kohn: But domestically, we believe there's an unbelievable opportunity that the US has historically trailed other parts in the world.

Ben Kohn: and its adoption of E commerce as a percentage of retail spending obviously we've all seen that with COVID that has increased, we believe that is the future, we also believe, as a brand and again I mentioned the Disney thing example.

Ben Kohn: Is that we should become the hub that sells our products, and so, for the first time in the company's history, you know and we've just we launched our e commerce site.

Ben Kohn: we're selling licensed product on our site now intuitively, you would think well why didn't you ever sell licensed product historically on your site.

Ben Kohn: Well, company and never done that, and so we now sell packs on the Missguided product on our site that gives us the ability to capture that customer and then drive lifetime value by offering them other products and services.

Nick Clayton: And one more kind of category question is, is there any interest in opening night clubs to perpetuate the brand and capture the post COVID group experiences we expect to be coming back at some point.

Ben Kohn: I believe live experiences should be part of our business model moving forward again we're opening a casino or poker room in Texas later this year that was something that got pushed out from last year because of COVID.

Ben Kohn: I mentioned also you know ability to build on, like the unreal platform epic games unreal platform, etc.

Ben Kohn: We want to make sure that when we open Playboy clubs which we, which we will do at some point that we are creating the right experiences, one of the things that Rachel led in 2019 was the opening.

Ben Kohn: Of these playhouses where we were able to actually create unbelievable environments for gen Z.

Ben Kohn: You know, tied to music and art and really having lectures on you know, we had a make your own vibrator workshop.

Ben Kohn: Which sold out in a matter of minutes for the two playhouses we did, and so we believe long term.

Ben Kohn: We should have live experiences, but it needs to be done in a thoughtful way and with the right partner.

Ben Kohn: Moving forward and so that's what we're focused on again, you know as a brand and one of the most valuable brands, in my opinion in the world.

Ben Kohn: You know we're only as good as our weakest partner, and so we have to make sure that when we move forward with partners in the hospitality sector that we're picking the right properties, the right partners and that we have the right vibe for the for the experience.

Rachel Webber: The other thing I’ll just add on that is the opportunity for experiential retail and particularly in the sexual wellness space where we see.

Rachel Webber: Consumers really wanting to interact with expert retail associates wanting to participate in classes, that a retail environment can host.

Rachel Webber: And where in the sexual wellness space in particular discovery is something that consumers are looking for, so the opportunity to enter into an environment and learn more about the products and services is something that we’re going to be take very seriously going forward.

Ben Kohn: yeah Rachel I think that's a great point, we believe that there's a real opportunity for experiential retail and you know it's something that we're looking to either acquire or hire for.

Ben Kohn: That the brand is best when people can experience it obviously D2C is our focus domestically, but D2C can be coupled as we've seen with Apple and a whole host of other.

Ben Kohn: You know, massive brands, with an experiential retail concept as well.

Nick Clayton: Great and we have a couple of numbers questions here, one being what will earnings per share look like in2021 to 2025 based on your projections, and in terms of cash conversion, what should the cash conversion look like, as compared to EBITDA.

Ben Kohn: So an earnings per share basis, I just want to be careful and I apologize, we have not historically publicly released that data what we've released is just our EBITDA data and so as much as I want to share that with you today.

Ben Kohn: We can't answer that but I think what you can look at you know, is the number of shares outstanding the EBITDA you can look at that, in the third quarter.

Ben Kohn: Of 2020 we did turn a profit per share, and I would encourage you to look at that we do believe that we can enhance margins moving forward.

Ben Kohn: You know just based on the infrastructure we have and the synergies that we can realize in that.

Ben Kohn: You know, on the free cash flow conversion again we haven't given 100% specific guidance, what I can tell you is this year in 2021 we are forecasting, less than a million dollars.

Ben Kohn: Of CAPEX we have 180 million dollars of NOLs, and we are currently in the process of exploring refinancing our debt, we believe, with the new cash on the balance sheet, we can significantly reduce our cost of capital.

Ben Kohn: And so, if you add that all up you know, depending on how much we decided to amortize on an annual basis, with our debt and what the terms are of that ReFi you know I would assume it's in that 70 to 80% range.

Ben Kohn: Of EBITDA to free cash flow conversion, but again, you know as a team, we want to accelerate our growth, and so we believe there's that much opportunity in front of us.

Ben Kohn: And so it's always can be that balance of accelerating growth and cash flow as a private equity principal, historically, you know I love cash flow.

Ben Kohn: But I also want to take advantage of the opportunities that we've been missing to really accelerate our growth because we've had lack of a lack of capital historically.

Nick Clayton: Great and there's a question here that I think I understand it correctly, is, could you expand upon the acceleration of the revitalized consumer product businesses versus legacy media

Nick Clayton: Business and looking for percentages I think they mean in terms of you know what, in terms of the revenue mix right now, what is the legacy portion of that versus all the new stuff.

Ben Kohn: what's left on the legacy media side is very small it's, I think, less than a handful of international publications again, you know we've been when I took over a CEO we had 26 international publications.

Ben Kohn: And we've just been winding those down and letting those deals expire, obviously we are very cash strapped, and so we didn't have the money to go out and terminate those.

Ben Kohn: So we have a few left again I believe it's less than $100,000 in revenue Playboy TV still exists it's in its wind down phase as well, and so again, you know from a total revenue perspective or EBITDA perspective.

Ben Kohn: The real growth and the bulk of our revenue moving forward again, you know 90 plus percent is all in consumer products, and that will continue to accelerate and then historically we've talked about this.

Ben Kohn: That you know the historical numbers and I think there was a question on this.

Ben Kohn: are a little bit misleading from a total perspective because you really have to look at the detail behind it.

Ben Kohn: What we have been seeing is that our consumer product business again largely licensed until the end of last year has been growing in a double digit CAGR.

Ben Kohn: offsetting the declines, and the shutdown of our legacy media businesses and, obviously, everyone knows in March of 2020 we've been winding down the magazine for years for the previous two years but we officially shut down the domestic magazine in March of 2020.

Nick Clayton: Great and I just wanted to give all of our viewers, the notice, we are under 10 minutes left in the webinar about eight minutes left so.

Nick Clayton: There is still perhaps time to get another last minute question or two but, but you know just before then, can you talk a little bit about what your China strategy is beyond that licensing business and men's fashion and how you're going to be transitioning those categories.

Ben Kohn: Sure, so in China we've learned we've been in China for 25 years, one of the largest men's fashion brands in China.

Ben Kohn: Our product categories include you know men's fashion accessories handbags, we actually have an outdoor wear line called Playboy Physical in China as well that does extremely well.

Ben Kohn: Big big shoe business in China, we believe there's a real opportunity in men's grooming, which is one of the fastest growing consumer product categories in China.

Ben Kohn: We believe there is an opportunity with women's apparel in China, so we had an unbelievable success 11/11 is there a big big sales day E commerce sales day in China.

Ben Kohn: We launched two collaboration this past 11/11 that were unbelievable for women's apparel we think we can build a women's apparel business in China, hopefully, as large as our men's apparel business.

Ben Kohn: And then there's other opportunities down the road is we think about these category expansions or product expansions that have not been licensed.

Ben Kohn: Do we do that ourselves on a D2C basis or do we do that through partners and that's something that we are actively exploring today.

Ben Kohn: And then there's other products, you know sexual wellness.

Ben Kohn: Is a huge category in China, it is growing everywhere in Asia.

Ben Kohn: And that is a category that we might decide to do on a JV or owned and operated basis moving forward historically our business in China is all men's fashion.

Ben Kohn: it's not sexual wellness, we know that brand plays based on our consumer research in China in India in sexual wellness and it's something that we are actively looking at right now.

Nick Clayton: And there's interesting question that came on just on that subject in that after you acquire enough sexual wellness products could there be a D2C subscription service possibility.

Ben Kohn: So I’ll tell you personally, again I love predictability in my revenue it's one of the things I love about our licensing business as a revenue stream now the business model.

Ben Kohn: Is you know I’ve already received for 2021 all of my cash on a minimum guarantee basis, out of China, that would be recognized in that period right so it's almost a negative working capital situation.

Ben Kohn: yeah I think D2C again for us on the sexual wellness side and specifically subscription side, we believe the sexual wellness business lends itself.

Ben Kohn: Toa subscription model again, not every product category in that lends itself to a subscription model, but we believe a lot of them do and it's something that is part of our plans moving forward.

Nick Clayton: Great and there's also a question that maybe both you and Suying can jump on and just in terms of you know what do you see as being the specific value that Mountain Crest brings to the company moving forward.

Ben Kohn: yeah so again, I talked about when I joined Playboy and left private equity, I wanted to actually do what I had done in private equity, but to do it in a holding company format and there was no better brand to do it in or with.

Ben Kohn: Then Playboy just given its ability to leverage that global infrastructure and awareness, we have, and so Mountain Crest was you know.

Ben Kohn: A SPAC what was truly attractive to Mountain Crest was not only Suying’s relationships in China, which we think will enhance our business moving forward, but it's also its capital structure and so.

Ben Kohn: Having you know, given that Mountain Crest has no warrants outstanding it only has a 10th of a right, and given that no one is selling I, personally, as well as the management team own a significant portion of the company.

Ben Kohn: You know, none of us are selling, we are all here to build this to multiples of where we are today.

Ben Kohn: we're very sensitive to the amount of dilution that we are taking up front so.

Ben Kohn: You know the most we wants to take right now is, we have the $50 million PIPE hopefully will be successful and retaining the $58 million in trust which net of deal costs will leave us with over 100 million dollars of growth, capital or unrestricted cash on our balance sheet.

Ben Kohn: My intro to SPACs actually started about four years ago, three and a half years ago with Harry Sloan and Jess Salanzki from the double eagle SPACs that actually approached.

Ben Kohn: approached me and wanted to roll a few of my portfolio companies at the time, and I was in private equity.

Ben Kohn: into what was the double eagle stack at the time and then unfortunately blackstone or fortunately.

Ben Kohn: blackstone came in and bought the largest company for all cash in that in that transaction and then the SPAC wouldn't work.

Ben Kohn: But the goal all along when I stepped into Playboy was to go public.

Ben Kohn: either directly or through a SPAC is a much more efficient process and a much more efficient process for us to actually be able to go out and tell this new Playboy story people have a misconception of what Playboy is.

Ben Kohn: And Playboy today is a consumer product company, most people think about it as a media company we are not a media company.

Ben Kohn: And then really our signal rebranding the company as a public company to PLBY group P&L really stand for pleasure and Leisure not Playboy of which Playboy will be our cornerstone brand day one, but we look to add to that very quickly.

Suying Liu: yeah its always great to hear from Ben instead of me speaking about it but as Ben mentioned right, so our structure is pretty unique, especially in the SPAC our size.

Suying Liu: So that really gave us a very, very not non-dilutive structure.

Suying Liu: Which is beneficial to actually all shareholders, including, of course, Playboy’s existing shareholders.

Suying Liu: And I’m joining the board so like Ben alluded to.

Suying Liu: There could be you know, China opportunities, of course.

Suying Liu: We don't have that anything definitive right is still just so Playboy has the intention of expanding.

Suying Liu: Markets in APAC region but should the opportunity arise I’m willing to bring my readership in China on board.

Nick Clayton: Great and we would the only a little bit of time left, I want to give everybody a chance to closing remarks but one last question, that it was interesting that came in was.

Nick Clayton: You have any kind of direct comparables in the brand space that have executed a similar strategy is this or it's you know Playboy itself kind of unconquerable.

Ben Kohn: Okay, I think they're very few brands, in my opinion Rachel I don’t know yours but very few brands that have the breath.

Ben Kohn: of areas that it can play in as Playboy I just I can't really think of many that can play in as many different categories.

Ben Kohn: As we can now we have to be careful in how we do that, and we have to execute and be very focused.

Ben Kohn: But you know I think about companies like Hims and Romans, for example, Playboy could easily play in those categories, now we might not want to do that because.

Ben Kohn: Of the customer acquisition costs and it might not be a core product but it might be an ancillary product that we add on to our sexual wellness portfolio.

Ben Kohn: partnering with someone in the telemedicine space versus developing it, you know, the thing i'm concerned about in that space is the customer acquisition costs.

Ben Kohn: If you're only a telemedicine business our ability, is that this brand plays across this pleasure lifestyle and the ability to then diversify across multiple different product categories is unique, I think that.

Ben Kohn: Internally, as a management team, we talk a lot about Nike now obviously all of us would love to emulate to Nike success.

Ben Kohn: But I believe that our strategy, when I go back, three years ago that we set on is very similar to what Nike’s done in the last 12 months, which is one of the largest brands in the world, very focused on D2C and they've had unbelievable success doing that.

Ben Kohn: You know, and the other one we talked about a lot internally is Disney another company phenomenal management would love to emulate towards um.

Ben Kohn: But you know I again I don't know a brand that has as much diversity and you know sort of runway ahead of itself.

Ben Kohn: As Playboy on a global basis can play in multiple different categories and then our ability to create sub brands, like the playmates that Rachel’s working on right now reintroducing that is a consumer product category.

Ben Kohn: You know, like Playboy labs Playboy Streetwear etc that that really is encouraging moving forward from a growth potential on a global basis.

Nick Clayton: Great Well, unfortunately, we have run to the end of our time that we're just past one but I’d like to thank all of our viewers have submitted questions and joined in here and, especially, I thank both Playboy and Mountain Crest for taking part in this webinar.

Ben Kohn: Thanks Nick

Rachel Webber: Thank you So much.